UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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National Storage Affiliates Trust
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SUPPLEMENTAL MATERIAL TO THE PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS OF NATIONAL STORAGE AFFILIATES TRUST TO BE HELD ON MONDAY, MAY 13, 2024

This supplemental information is being provided to shareholders in addition to the proxy statement of National Storage Affiliates Trust filed with the Securities and Exchange Commission on March 29, 2024 (our "2024 Proxy Statement"), which you already received, to clarify information related to our proposal with respect to our 2024 Equity Incentive Plan (“2024 Plan”) and the initial proxy analysis published by Institutional Shareholder Services (“ISS”). Please read the proxy statement and accompanying materials, in addition to the information provided herein, carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.
The 2024 Plan replaces the “evergreen” provision contained in the 2015 Equity Incentive Plan ("2015 Plan") with a fixed pool of 3,250,000 Common Shares available for award. The term of the 2024 Plan is from the date of shareholder approval to May 13, 2034. Our 2015 Plan will be terminated and replaced by the 2024 Plan upon the approval of the 2024 Plan.
No further awards have been or will be granted pursuant to the 2015 Plan between the record date (March 15, 2024) and the date of the annual meeting (May 13, 2024). The 5,122,251 total shares available for grant under our 2015 Plan as of March 15, 2024 will no longer be available for grant if the 2024 Plan is approved.
Accordingly, if the 2024 Plan is approved on May 13, 2024, only 3,250,000 Common Shares will thereafter be available for grant, which we anticipate will be sufficient for the next ten years of awards. For further clarity, see the table immediately below:

Share Information	2015 Plan as of March 15, 2024	2024 Plan
Total shares available for grant based on maximum performance(1)	5,122,251	0
Total shares available for grant upon approval of the 2024 Plan	0	3,250,000
(1) For more information on how this is calculated, see "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Available Shares" in our 2024 Proxy Statement. The total shares currently available for grant based on maximum performance does not take into account forfeitures due to tax withholding.

Given that our 2015 Plan is set to expire by its own terms on April 18, 2025, we believe that it is critical that our 2024 Plan be adopted to replenish our ability to continue to grant awards in accordance with our compensation program. Our proposed 2024 Plan aligns with the best interests of our shareholders and we request approval from our shareholders for our 2024 Plan. We request you to vote in accordance with our Board of Trustees’ recommendation and cast a vote “FOR” all of our proposals, including to approve our 2024 Plan.